EXHIBIT 99.1

[XTO ENERGY LETTERHEAD]	NEWS RELEASE

For Immediate Release

Number: 03-18

XTO ENERGY ACQUIRES SAN JUAN BASIN

GAS PRODUCING PROPERTIES FOR $60.5 MILLION

FORT WORTH, TX (June 5, 2003) – XTO Energy Inc. (NYSE-XTO) announced today that the Company has entered into a definitive agreement with Markwest Hydrocarbon, Inc. (AMEX-MWP) of Denver, Colorado to acquire coal bed methane and natural gas producing properties located in the San Juan Basin of New Mexico and Colorado for $60.5 million. XTO Energy’s internal engineers estimate proved reserves to be 50 billion cubic feet of gas equivalent (Bcfe) of which 78% are proved developed. This acquisition will initially add about 9.5 million cubic feet per day (MMcfd) of gas production to the Company’s steadily growing production base.

“Over the past six months, XTO has been very effective in acquiring choice gas properties to supplement our strong internal growth,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “This deal highlights our continuing success in expanding XTO’s core areas with the right opportunities.”

“Long-lived gas production with solid, low-risk upsides have built our Company,” says Steffen E. Palko, Vice Chairman and President. “These assets fit perfectly into our operational expertise.”

The properties to be acquired are located in La Plata County of southwestern Colorado and San Juan County of northwest New Mexico. Upon closing, the Company will increase its holdings in the San Juan Basin by 15,300 gross (7,663 net) acres and will add another 115 operated wells. Over 70% of current gas production is attributable to the highly prolific Fruitland Coal formation.

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XTO Energy Acquires San Juan Basin Gas Producing Properties for $60.5 Million

This transaction is scheduled to close on June 30, 2003, with an effective date of June 1, 2003. The final closing price is subject to typical closing and post-closing adjustments. Approximately 15% of the property package is subject to preferential purchase rights. This purchase will initially be funded through borrowings under the Company’s existing bank credit facility and will be repaid through 2003 operating cash flow.

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

This news release along with other presentation data can be accessed on the Company’s website at www.xtoenergy.com.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

Statements made in this news release, including those relating to future production, growth in production, proved reserves, recovery from producing wells, reservoir recoveries, and development activities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the acquisition, the exercise of a preferential right by a third party, the timing and results of drilling activity, inability to acquire additional properties that meet our objectives and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.